STOCK PURCHASE AND CONSULTING AGREEMENT

      THIS AGREEMENT, by and between TURBINE PROJECT SERVICES, INC., a Florida corporation (hereinafter referred to as "Turbine") and ROBERT E. McCOY, an individual residing in Indianapolis, Indiana, (hereinafter referred to as "McCoy").

      WHEREAS, TURBINE desires to obtain the consulting services of McCOY on a continuing but non-exclusive basis, and

      WHEREAS, McCOY is willing to provide the consulting services under the terms and conditions as hereinafter set forth:

      NOW, THEREFORE, in consideration of the mutual promises and covenants and other good and valuable consideration as set forth in this Agreement, the parties agree as follows:

      1. Recitals. The parties agree that the foregoing recitals are true and correct and incorporated herein by this reference.

      2. Services. McCOY agrees to provide consulting services on behalf of TURBINE, such services being defined as project management scheduling services at the sub tier level to vendors working directly with aerospace and defense manufacturers, specifically including services to R.M. Enterprise Group, Inc. an Indiana corporation of which McCOY is the President.

      3. Independent Contractor. It is understood and agreed that McCOY shall perform the referenced consulting services on behalf of TURBINE a an independent contractor. McCOY reserves the right to determine the method, manner and means bu which the consulting services will be performed. All such work shall be at the premises of McCOY and TURBINE and shall not provide any administrative services or tangible property of any type in connection with the rendering of the consulting services. McCOY reserves the right to use the services of such assistants as he shall determine within his sole discretion.

      4. Payment for Services. It is agreed between the parties hereto that payment to McCOY shall be based upon the time expended in rendering services to a particular client and the nature of those services, which cannot be determined in advance. Therefore, it is agreed that payment for services rendered by McCOY shall be paid by TURBINE as mutually agreed upon by these parties.

      5. Stock Purchase. As part of the consideration for the rendering of services by McCOY, TURBINE, acting through the consent of its directors, hereby agrees t sell McCOY Six Million Shares of the common voting stock of TURBINE for a cash payment of $6,000, being the par value ($.0001) of the stock per share. McCOY acknowledges that this purchase provides him with a majority interest of the outstanding stock of the corporation and that he will take no steps, directly or indirectly, that will dilute the interests of the stockholders, now or in the future, or will otherwise be adverse to the best interests of any stockholders. 6. Board of Directors. Upon the execution of this Agreement the Board of Directors agree to name McCOY as a director of the Company. McCOY agrees to accept this appointment and to serve as a director until a successor is named in his place, as prescribed in the Bylaws of TURBINE.


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      7. Scope of Services and General Intent. It is understood that the consulting services performed by McCOY shall be on a non-exclusive basis and McCOY shall have the right to perform these consulting services to other persons and entities as he may determine. It is the general intention of this Agreement that McCOY shall render his consulting services to various companies and that TURBINE shall be allowed to obtain similar consulting services from other individuals or entities and to expand the scope of the consulting services to other areas within its sole discretion.

      8. Governing Law. This Agreement shall be construed and enforced under the laws of the State of Florida.

      9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter contained herein.

      10. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

      IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement this 15th day of August, 2003.

                                        TURBINE PROJECT SERVICES, INC.


                                        By:_____________________________________
                                           President


                                        ________________________________________
                                        ROBERT E. McCOY


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